UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2010

NEW YORK & COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-32315	33-1031445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 West 33rd Street

5th Floor

New York, New York 10001

(Address of principal executive offices, including zip code)

(212) 884-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers;  Election of Directors;  Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On April 29, 2010, New York & Company, Inc. (the “Company”) announced that Chairman and Chief Executive Officer, Richard P. Crystal, 65, intends to retire from the Company and its board of directors when his employment agreement expires on February 11, 2011.

(c)        As part of the board of directors’ leadership succession planning efforts, Gregory Scott, 47, has been appointed President of New York & Company, Inc. effective June 1, 2010.  After Mr. Scott commences his employment with the Company he will also become a member of its board of directors. Mr. Scott brings more than 20 years of retail industry experience to the Company. Most recently, Mr. Scott served as the Chief Executive Officer of Bebe Stores from February 2004 to January 2009 and also served as a member of its board of directors from August 2004 to January 2009. Prior to Bebe, Mr. Scott served as President of Arden B., a division of Wet Seal, Inc., from May 2000 to January 2004. Mr. Scott has also held senior level merchandising positions at Ann Taylor Stores and was a merchandiser at Henri Bendel, a division of The Limited. Mr. Scott began his retail career in the executive training program at Macy’s West, a division of Federated Department Stores, Inc., where he held several merchandising positions. In considering Mr. Scott as a candidate for director of the Company, the board reviewed his extensive experience in the retail and apparel industries, both at the management and board levels. To facilitate an orderly transition, Mr. Scott will work closely with Mr. Crystal over the next nine-month period with the intent that he will assume the role of Chief Executive Officer upon Mr. Crystal’s retirement.

On April 28, 2010, Mr. Scott and the Company entered into a letter agreement of employment (“employment agreement”) which sets forth the terms and conditions of his employment. Under the terms of the employment agreement, Mr. Scott is entitled to: (i) an annual base salary of $750,000, (ii) participation in the Company’s cash incentive compensation plan with a target bonus of 80% of his base salary and (iii) participation in the Company’s equity incentive plans and other employee benefit plans.  In addition, Mr. Scott will receive the following: (i) a $250,000 signing bonus, (ii) $120,000 for living expenses plus reimbursement of certain other expenses related to his relocation, (iii) an award of 750,000 stock appreciation rights under the Company’s Amended and Restated 2006 Long-Term Incentive Plan that vest in four equal annual installments, and (iv) a guarantee, subject to continued employment with the Company, that his Fall 2010, Full Year 2010 and Spring 2011 target bonuses under the Company’s incentive compensation plan, which will total $600,000, will be paid. If Mr. Scott voluntarily resigns within a 12 month period after his start date, he will be required to repay the Company in full for the signing bonus, living expenses and relocation expenses, and if he voluntarily resigns more than 12 but less than 24 months after his start date, he will be required to repay the Company 50% of such expenses.

Upon a voluntary resignation or a termination of employment by the Company without cause, and subject to all post- employment obligations as set forth in the employment agreement, Mr. Scott would be entitled to be paid his base salary for a 12 month period following his separation date, which would be offset by any salary earned at Mr. Scott’s new employer.  Mr. Scott has agreed to be bound by a 12 month non-compete provision and a 12 month non-solicitation provision, if his employment with the Company ends.

A copy of the press release announcing Mr. Scott’s appointment is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibit

Exhibit No.	Description
99.1	Press release issued on April 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK & COMPANY, INC.

/s/ Sheamus Toal
Date: May 4, 2010	Name:	Sheamus Toal
	Title:	Executive Vice President and Chief Financial Officer